First Quarter 2010 Earnings Release Conference Call
April 22, 2010

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations.  Also participating on the call and available for your questions are Rick Nichols, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms segment; George Ellis President of the Construction segment; Kieran Hegarty, President of the Materials Processing segment; and Steve Filipov, President of Developing Markets and Strategic Accounts.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary followed by Phil Widman who will provide a more detailed financial report and Tom Riordan will discuss operations by segment. Then we will open it up for questions. During the Q & A portion please ask only one question and one follow-up.

The presentation we will be referring to is accessible on the Company’s website. Let me begin by referring to the forward looking statement on Page 2, which I encourage you to read.

Let me start with an overview.  The first quarter performance for the Company was generally in line with our expectations.  The net sales performance was relatively stable with the fourth quarter performance of 2009 and, while on a year-over-year basis revenue was down 17%, this was as expected and this decline removes the impact of both currency and the benefit of the Terex Port Equipment business acquisition.  In 2009 we were still selling down our previously high backlog.

Going forward, we have seen our backlog begin to grow almost everywhere, except in our Crane business, where we continue to see some near term weakness.  As a general rule, our production schedules have increased meaningfully. This is positive and in line with expectations. We are now building product in quantities generally consistent with end user demand.  Our cost structure has continued to come down, but we have had some additional restructuring that will be detailed in Phil and Tom’s comments. And, as you know, the Mining sale netted us a gain of approximately $620 million or approximately $5.72 per share in the quarter.  As we look to the full 2010 year, we continue to expect an EPS loss of approximately $1 per share excluding the impact of unusual items.  What we hear and see in our marketplace is encouraging for the future.  We expect the 2011 through 2013 years to be strong growth years for our industry and, in particular, our products.

Now let me turn to Phil Widman, who will summarize financial performance for our continuing operations.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning.  The key figures table on page 4 displays the quarterly year-over-year and sequential performance for the continuing operations of the Company.   Given the sale of our Atlas business in April, their results have been included in discontinued operations for all periods that I will reference.

Net sales were down 3% from the prior year quarter, or 9% when adjusting for the translation impact of foreign currency exchange rate changes. The addition of the Port Equipment business provided an 8% uplift to net sales in the period.  On a sequential basis, first quarter net sales decreased by 7%, virtually all related to timing of deliveries of large crawler cranes and some softness in our all terrain crane business, as other segments were flat to modestly up.

We incurred a loss from operations in the first quarter of $67 million, compared to $111 million in the prior-year quarter.   The negative effect of the net sales decline was more than offset by reduced spending and favorable manufacturing absorption which I will cover in more detail in two slides.  Adjusting for currency movement, working capital was flat with year end 2009, as increased payables from heightened manufacturing activity more than offset some inventory build.  Net debt improvement to $172 million reflects the cash proceeds received on the Mining business divestiture reduced by our use of cash from operating activities in the first quarter.  Overall liquidity of approximately $2.3 billion with cash balances of $1.8 billion and availability under the revolving facility of $500 million, provides significant flexibility to put cash to work to yield higher returns and accelerate growth as well as be opportunistic on acquisitions, should they become actionable.

On page 5, you will note that our overall backlog is similar to fourth quarter 2009 levels and down 24% from the first quarter of 2009.  Cranes backlog declined from both reference periods mainly due to softening in all-terrain crane demand and the delivery of Port Equipment as they have begun to catch up on production.  All other segments showed improving backlog trends.  Net interest expense increased over the prior year due to the second quarter 2009 capital markets transactions.  The change in other expense from the prior periods is largely due to marking to market the derivative instruments intended to partially mitigate risks associated with the 5.8 million shares of Bucyrus International, Inc. common stock acquired in connection with the Mining divestiture.  We will have this adjustment each quarter until the derivatives expire.  The effective tax rate in the first quarter was approximately 32% reflecting some mix of jurisdictional income and reduced provision for uncertain tax provisions relative to last year’s first quarter.  The fourth quarter of 2009 had a reduced benefit by comparison due to discrete charges related to uncertain tax provisions and a valuation allowance on the deferred tax assets of a European operation. We currently expect the 2010 effective rate to be approximately 24%.

Page 6 bridges the change in operating loss from the prior year’s quarter to the operating loss for Q1 2010 excluding the impact of acquisitions and in total.  The margin impact of $12.6 million on the net sales decline includes both mix and pricing changes.  Net restructuring was $14.6 million lower this quarter excluding charges taken in the Port Equipment business.  Total restructuring charges, including Port Equipment, were $12.9 million in the period, of which $6.4 million was in cost of sales and $6.5 million in SG&A.  Current period capacity variance of $2.3 million and underabsorption combined for a $25.4 million favorable impact over the first quarter of 2009.  As underabsorption is reflected in the profit and loss statement as it flows through inventory, there is roughly a one quarter lag on the current period absorption flowing to the P&L.  That is one of the reasons why AWP, which has a faster inventory turnover, has more benefit this period than the other segments.  We would expect improving trends in the other segments moving forward as we have picked up production volumes.  Inventory charges have decreased as volumes and market conditions have stabilized.  Transactional foreign currency gains/losses were mixed by segment but were favorable overall as we had to unwind various hedges in 2009 given volume declines. SG&A cost reductions had a net positive effect of $16.4 million.  Overall foreign currency translation impact was $4.3 million favorable.  Separately you can see the impact of the Port Equipment acquisition which negatively affected the operating performance by $4.0 million (which includes the benefit of the change in VAT obligations of $7.6 million).  Restructuring activities are continuing with charges of $8.4 million in the period.

The breakdown of the causal by segment varies somewhat by issue but is disclosed for transparency.

Let me now refer to page 7.  Working capital statistics are on track with our expectations for the first quarter as we have started to produce ahead of expected increases in sales in the second quarter.

On page 8, you can see the impact on the first quarter results of the Mining business divestiture.  Consideration includes the valuation of the 5.8 million shares of Bucyrus common stock as of the closing date, and we picked up the cash in the divested businesses.  The gain of approximately $620 million includes tax obligations that will largely be paid out in 2011.  You may recall that we also recorded some fees associated with this transaction in the fourth quarter of 2009. As mentioned earlier, we have entered into derivative transactions with an initial premium of $21 million to partially mitigate our risk associated with holding the Bucyrus common stock until such time as we sell it.  The value of these derivatives will change continually and variations in the mark to market will be reflected in other income or expense in our quarterly results.  Changes in value of Bucyrus common stock from the time of acquisition are reflected in other comprehensive income in the equity section of the balance sheet until the ultimate disposition of the shares.

Now I will turn it over to Tom to provide an operational update.

Tom Riordan - Terex Corporation - President and Chief Operating Officer
Thank you Phil and good morning everyone.  I will cover the current views of each of our businesses and then a few Company-wide comments.

Most of our businesses are seeing signs of positive trends in orders – mostly due to running to end user demand after the channel inventory reductions over the last eighteen months, and partially due to some true increase in market demand.

Our AWP business has seen a rebound in orders for aerials driven by emerging markets, especially Brazil, and Asia/Pacific, including Australia.  North America and Western Europe remain sluggish.  Larger national account rental companies are increasing their requests for quotations and showing interest, but remain wary of placing significant orders.  Smaller rental companies continue to struggle financially with rental rates and utilization, and we believe we are near the bottom of the cycle for them.  Our bad debt experience remains stable.  Used equipment pricing has stabilized and firmed somewhat based on recent auction experience and other third parties.  We also believe that industry wide de-fleeting has slowed substantially, although most purchase transactions also involve a trade-in of older fleet machines.  Our Utilities business has been strong and we expect that to continue.  Overall, we believe our segment profitability will continue to improve as the year progresses.

Our production rates have risen significantly, with most of our facilities back to a full work week and, in some cases, we are working overtime or hiring temps.  We ended 2009 with a very low level of finished goods inventory, so part of this increase is to insure we have reasonable product availability and manageable lead times for our customers.  As such, we will likely be building some inventory in the short term.  In addition, we are also working diligently to make sure our supply chain partners can keep up with our increasing build rates.

Lastly, our new China facility remains on-track for Q4 2010 production.  The team there is genuinely excited about launching a new plant with several products that are tailored to the local market.

Moving on to Construction, we again see a nice uptick in orders recently which is tied to end user demand.  Our backlog has started to grow, and similar to AWP, we are working hard to maintain lead times to our customers and keep our supply partners in sync with us.  Order intake is solid in most products, except our truck business at the moment, and even there we are seeing some positive signs.  Developing markets are strong, including a rebound in Eastern Europe and Russia.  While North America remains sluggish, our Western European business is showing signs of improvement.  Our material handling product line has rebounded with the recent increase in steel scrap pricing, which is one of the primary applications for this product.  Our Roadbuilding business is also seeing a strong uptick in orders and profitability.

Despite the downturn, we continued to focus on new products. This week, at the Bauma show in Munich, we launched 10 new products.

Most of our restructuring in this segment has been completed, and the significant improvement in profitability you see is a direct result of that.  We expect further profitability improvements as we go through the year.

Our Cranes business has been challenged with a drop in order rates along with the impact of the acquisition of the Port Equipment business.  Our restructuring of the Port Equipment business is progressing on plan, and although customers have welcomed us back as we resuscitate the business, most ports are still underutilized and have cut back on capital purchases.  This business’ performance was a noticeable drag on our Cranes earnings for the first quarter.  Additionally, we had two large cranes whose shipment dates were delayed from Q1 due to supplier quality problems and which will now ship in Q2.  I fully expect the Cranes segment to be back to moderate profitability in Q2.

In general, we are seeing strong quote and order rates in Asia/Pacific, notably China and Australia, and very soft rates in Europe and the U.S.  The Middle East is starting to show early signs of recovery for cranes.  Our Cranes business also launched several significant products at Bauma, including a new 1000 ton crane with state of the art performance and operating cost and a new 100 ton rough terrain crane jointly engineered by our Italian and U.S. businesses which fills a big global gap in our product portfolio.

Moving on to Materials Processing, we have effectively gotten back to breakeven.  The order rates for crushing and screening products continue to be strong, mostly due to running at end user demand.  In general, markets are flat with a few exceptions, including India for aggregate markets and Australia and South Africa for mining-related markets.  Similar to the rest of our businesses, we have numerous new products being launched at Bauma, many of which are targeted for mining applications, and all of which should help second half 2010 results.  Our results show the positive impact of cost reductions from last year, and I expect a positive profitability trend as the year progresses.  Similar to Construction and AWP, we find ourselves working hard to keep lead times short in order to be responsive to our customers as the markets recover.

Moving on to page 10, our material costs continue to be reduced at the moment, but we are vigilant about potential steel price increase in the second half of the year.  With the move of the major mining companies to reprice ore on a quarterly basis rather than annually, this will make steel purchasing much more volatile.  At this point, it is difficult to predict the impact.

As I alluded to earlier, we are seeing some early delivery challenges for key components.  We are working effectively with our suppliers to provide additional visibility into our production plans, but similar to ourselves, they are seeing early stage increases that can be dramatic as parts and material inventory has been used up and lines begin to run again.  While this can be viewed as a good problem, it is still a problem.

Developing markets in general continues to be strong for Terex.  Nearly 30% of our sales are in these markets, with Brazil, Russia, India and China accounting for approximately 13% by themselves.  Brazil and India are both up dramatically year-over-year, and with the plant investment in India in startup mode and a recently announced investment in southern Brazil for a new multi-product facility for several segments, I believe you will see these trends continue.

Our IT investment in our new ERP system continues to increase our ability to improve our back office and other areas.  I have mentioned several times our new product pipeline is pretty robust, and our Tier 4 engine reengineering efforts are on track.

To summarize, we are comfortable and confident in how the year is progressing and how the markets are rebounding.

At this point, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Tom.  So let me summarize.  As we look forward, we feel quite positive about the future. The EPS outlook for the full year remains at the $1.00 per share loss previously mentioned.  Our net sales outlook will be slightly reduced due to lower than anticipated benefits coming from currency translation. However, our developing markets businesses are leading this recovery and, frankly, we are seeing more positive signs of growth in a number of our businesses than we had expected even a few months ago.  We believe that the channel inventory reductions that took place in 2009 are providing production and absorption opportunities in 2010, and this will be a critical area of performance improvement in the current quarter and both the third and fourth quarters as well.  The backlog for the Company is beginning to build in three out of our four segments.  We have had to and will remain vigilant in terms of our cost control initiatives and continue to look for ways to reduce costs.  Improving our material cost will be a constant area of emphasis and that will positively impact profitability in the second quarter of 2010, although we have some concern about steel and other potential cost increases later in the year.  And lastly, the liquidity position of the Company certainly creates flexibility in terms of acquisitions and/or debt pay down.  We continue to pursue both areas as a way to generate increased shareholder returns in the coming months.  We are on a path to continue to diversify Terex into a machinery and industrial products enterprise.  Our primary focus will be to stay within the context of our basic machinery businesses, although we will look for other platforms if the opportunity is right.